EXHIBIT 3.181

CERTIFICATE OF FORMATION

OF

BRANDYWINE RADNOR 200 HOLDINGS LLC

          1. The name of the limited liability company is Brandywine Radnor 200 Holdings LLC.

          2. The address of its registered office in the State of Delaware and New Castle County shall be 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Brandywine Radnor 200 Holdings LLC effective as of this 13th day of January, 2005.

/s/ Heather L. Reid

Heather L. Reid
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:07 PM 01/13/05
Filed 05:07 PM 01/13/05
SRV 050032785 – 3912021 FILE